Exhibit 5.1
June 23, 2006
Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Re:	F.N.B. Corporation Registration Statement on Form S-8 224,351 Shares of Common Stock

Ladies and Gentlemen:
     I am the Chief Legal Officer of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-8 (the “Registration Statement”) relating to the proposed offering by the Company of up to 224,351 shares (the “Shares”) of Common Stock, $.01 par value, of the Company, that are to be issued as a result of the Company’s assumption of stock options issued under the F.N.B. Corporation/Northern State Bank 1999 Stock Incentive Plan, as amended, the F.N.B. Corporation/The Legacy Bank of Harrisburg 1999 Directors’ Compensation Plan, as amended, and the F.N.B. Corporation/The Legacy Bank of Harrisburg 1999 Incentive Stock Option Plan, as amended (the “Plans”).
     As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company’s Articles of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plans and the authorization and offering of the Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms and conditions of the Plans, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under Item 5 of Part II of the Registration Statement.

Respectfully,
/s/ James G. Orie
James G. Orie, Esquire